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Exhibit 10.21

        EXECUTION COPY

GUARANTEE AND AGREEMENT
(LAKE ROAD)

made by

PG&E NATIONAL ENERGY GROUP, INC.

in favor of

CITIBANK, N.A.,
as Security Agent

Dated as of April 6, 2001

TABLE OF CONTENTS

		Page
SECTION I DEFINED TERMS		1
1.01.	Definitions	1
1.02.	Other Definitional Provisions	14
SECTION II GUARANTEE		14
2.01.	Guarantee; Payment	15
2.02.	Extent of Liability	15
2.03.	Nature of Guarantee	15
2.04.	Demands and Notice; Application of Proceeds	16
2.05.	Consent to Modifications, Waivers	16
2.06.	Subrogation	16
2.07.	Substitute Credit Support	17
SECTION III REPRESENTATIONS AND WARRANTIES		18
3.01.	Organization; Powers; Ownership of Property	17
3.02.	Authorization	18
3.03.	Enforceability	18
3.04.	Financial Statements	18
3.05.	Litigation	18
3.06.	Federal Reserve Regulations	18
3.07.	Investment Company Act; Public Utility Holding Company Act	18
3.08.	No Material Misstatements	19
3.09.	Taxes	19
3.10.	Employee Benefit Plans	19
3.11.	Governmental Approval; Compliance with Law and Contracts	19
3.12.	Environmental Matters	19
3.13.	Ranking	20
3.14.	Unrestricted Subsidiaries	20
3.15.	Separateness from PG&E	20
SECTION IV COVENANTS		20
4.01.	Maintenance of Ownership	20
4.02.	Existence	20
4.03.	Compliance with Law; Business and Properties	20
4.04.	Financial Statements, Reports, Etc.	21
4.05.	Insurance	22
4.06.	Taxes, Etc.	22
4.07.	Maintaining Records; Access to Properties and Inspections	22
4.08.	Risk Management Procedures	22
4.09.	Merger	22
4.10.	Investments	23
4.11.	Liens	23
4.12.	Indebtedness	24
4.13.	Transactions with Affiliates	26
4.14.	Distributions	26
4.15.	Financial Covenants	27
4.16.	Separateness from PG&E Corp	27
4.17.	PG&E Gen Credit Agreement Covenants	27
SECTION V NEG TRIGGER EVENTS		27

5.01.	NEG Trigger Events	27
SECTION VI MISCELLANEOUS		28
6.01.	Amendments	28
6.02.	Successors and Assigns	28
6.03.	GOVERNING LAW	28
6.04.	No Waiver, Cumulative Remedies	29
6.05.	Authority and Rights of Security Agent	29

Schedules

1.01A	Existing Sale-Leaseback Transactions
1.01B	Terms and Conditions of Subordination for Indebtedness to Affiliates
1.01C	Terms and Conditions of Subordination for Indebtedness to Non-Affiliates
3.05	Litigation
3.12	Environmental Matters
3.14	Unrestricted Subsidiaries
4.01	Certain Restricted Subsidiaries not Subject to Sections 4.01 or 4.02
4.10	Other Existing Investments
4.11	Other Existing Liens
4.12(a)	Indebtedness under Certain Credit Agreements
4.12(f)	Other Existing Indebtedness
4.13	Description of Existing Management, Operation, Sharing and Similar Arrangements with Affiliates

Exhibits

A	Form of Payment Demand

GUARANTEE AND AGREEMENT

        GUARANTEE AND AGREEMENT dated as of April 6, 2001 (this "Guarantee and Agreement") by PG&E NATIONAL ENERGY GROUP, INC., a Delaware corporation (this "Guarantor"), in favor of Citibank, N.A. as security agent (in such capacity, the "Security Agent") for the Creditors.

W I T N E S S E T H

        WHEREAS, as contemplated by the Participation Agreement, dated as of August 28, 1999, among Lake Road Generating Company, L.P., Lake Road Trust Ltd., Wilmington Trust Company, the Lenders party thereto, the Tranche A Banks party thereto, the Investors party thereto and Citibank, N.A., as administrative agent and security agent (the "Participation Agreement"), the Lenders, Investors and other Creditors have agreed to make extensions of credit subject to the terms of the Operative Documents;

        WHEREAS, as contemplated by the Omnibus Restructuring Agreement, dated as of April 6, 2001, among PG&E Corporation, the Guarantor, PG&E Generating Company, LLC, Lake Road Generating Company, L.P., Lake Road Trust Ltd., Wilmington Trust Company, the Lenders party thereto, the Tranche A Banks party thereto, the Investors party thereto, Citibank, N.A. and the other parties thereto (the "Omnibus Restructuring Agreement"), the parties thereto have agreed to certain amendments, waivers and modifications regarding the transactions contemplated by the Operative Documents (as defined in the Participation Agreement) in accordance with the terms of the Omnibus Restructuring Agreement;

        WHEREAS, it is a condition precedent to the effectiveness of the Omnibus Restructuring Agreement that the Guarantor shall have executed and delivered this Guarantee and Agreement to the Security Agent for the benefit of the Creditors;

        WHEREAS, the Guarantor owns directly or indirectly all of the membership interests in the Company, and the Guarantor will derive substantial direct and indirect benefit from the extensions of credit pursuant to the Operative Documents;

        NOW, THEREFORE, in consideration of the Creditors agreeing to make further extensions of credit pursuant to the Operative Documents as amended by the Omnibus Restructuring Agreement and the agreements contemplated thereby, the Guarantor agrees as follows:

SECTION I DEFINED TERMS

        1.01.    Definitions.    (a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Participation Agreement (as amended by the Omnibus Restructuring Agreement).

        (b)  The following terms shall have the following meanings:

          "$1.1 Billion PG&E Gen Credit Agreement" shall mean the $1,100,000,000 Credit Agreement, dated as of September 1, 1998, as amended as of the date hereof, among PG&E Gen and the lenders party thereto.

          "Actual Knowledge" shall mean, with respect to any Person as to any event or circumstance, the actual knowledge of the Responsible Officer of such Person or receipt by such Person from the Administrative Agent or Security Agent, as the case may be, of notice of such event or circumstance.

          "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For this purpose, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.

          "Asset Company" shall mean any entity (a) (i) whose principal purpose is the acquisition, improvement, installation, design, engineering, construction, development, completion, financing, maintenance or operation of all or any part of a project or projects, or any asset related thereto, used in the business of generating, transmitting, transporting, distributing, producing or storing electric power, thermal energy, natural gas or other fuel or other energy-related businesses and (ii) substantially all its assets are limited to those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by a Project Financing Facility entered into by such entity and/or any Investment Vehicle that owns such entity or by contributions or intercompany loans from the Guarantor, any Restricted Subsidiary or any such Investment Vehicle or (b) which entity is a Subsidiary of an entity described in clause (a) and the business and assets of which are related to the business of such entity and which does not incur any Indebtedness other than (A) intercompany loans from an Asset Company which is the parent of such Subsidiary, the Guarantor, any Restricted Subsidiary or any Investment Vehicle that indirectly owns such Subsidiary, (B) Indebtedness of the type described in Section 4.12(i) or (C) Indebtedness under a Project Financing Facility.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Cash Equivalents" shall mean (a) any evidence of indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States, Canada or any U.S. agency or instrumentality; (b) certificates of deposit or acceptances or Eurodollar time deposits with a maturity of 180 days or less of, and overnight bank deposits and demand accounts with (i) any financial institution that is not a foreign bank or a foreign bank holding company that has a bankwatch rating of at least B/C by Fitch and a commercial paper rating of at least A-1 by S&P, F1 by Fitch or P-1 by Moody's or (ii) any financial institution that is a foreign bank or a foreign bank holding company that has a sovereign risk rating of at least AA by Fitch, a bankwatch rating of at least B by Fitch, a commercial paper rating of at least A-1 by S&P, F1 by Fitch or P-1 by Moody's and a minimum of US$20 billion in assets; (c) commercial paper with a maturity of 180 days or less issued by a U.S. or Canadian incorporated company that is not an Affiliate of the Guarantor and rated at least A-1 by S&P, F1 by Fitch or at least P-1 by Moody's; (d) Repurchase Agreements with a maturity of 90 days or less made with banks which meet the criteria in clause (b) above and primary government security dealers (as defined by the Federal Reserve System) which meet the criteria in clause (c) above, and are fully collateralized by investments meeting the criteria of clause (a) above; (e) tax-exempt municipal obligations of any state of the United States, or any municipality of any such state which mature within 180 days from the date of acquisition thereof and which, in each case, are rated at least MIG-1 or VMIG-1 by Moody's, and SP-1/A-1 or AA/A-1 by S&P; and (f) institutional money market funds that exclusively invest in any of the foregoing.

          "Cash Flow Available for Fixed Charges" for any period shall mean, without duplication, (i) EBITDA of the Guarantor and its Consolidated Subsidiaries which are not Unrestricted Subsidiaries for such period, minus (ii) EBITDA for such period of such Consolidated Subsidiaries that are financed with Indebtedness of such Subsidiary or which are direct or indirect Subsidiaries of a Financed Subsidiary of the Guarantor, plus (iii) Distributions received by the Guarantor from Subsidiaries described in the foregoing clause (ii) during such period except to the extent the amount of such Distributions previously constituted "Cash Flow Available for Fixed Charges" during such period as a result of clause (viii) below, minus (iv) Distributions described in the foregoing clause (iii) that are attributable to extraordinary gains or other non-recurring items described in clause (iii) of the definition of "EBITDA", minus (v) any income reported by the Guarantor for such period for Persons that are not Consolidated Subsidiaries of the Guarantor, plus (vi) Distributions received by the Guarantor from Persons described in the foregoing clause (v) during such period, minus (vii) Distributions described in the foregoing clause (vi) that are attributable to extraordinary gains or other non-recurring items described in clause (iii) of the definition of "EBITDA", plus,(viii) cash and Cash Equivalents of Subsidiaries described in clause (ii) above that are legally and contractually available to such Subsidiary for the payment of dividends to the Guarantor, but only to the extent that the source of such cash and Cash Equivalents is from such Subsidiary's EBITDA for such period or from repayments during such period to such Subsidiary of loans made by such Subsidiary.

          "Consolidated Net Worth" shall mean, as of any date of determination thereof, the amount which would be reflected as stockholders' equity upon a consolidated balance sheet of the Guarantor (but excluding any portion thereof attributable to Unrestricted Subsidiaries) determined in accordance with GAAP, excluding other comprehensive income arising from the accounting treatment of hedging and mark-to-market transactions.

          "Consolidated Subsidiary" shall mean with respect to any Person at any date any Subsidiary or other entity the accounts of which would be consolidated in accordance with GAAP with those of such Person in its consolidated financial statements as of such date.

          "Consolidated Tangible Net Assets" shall mean at any date the total net assets of the Guarantor and its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) determined in accordance with GAAP, excluding, however, from the determination of total net assets (i) goodwill, organizational expenses, research and product development expenses, trade marks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all deferred charges or unamortized debt discount and expenses, (iii) all reserves carried and not deducted from assets, (iv) securities which are not readily marketable, (v) cash held in sinking or other analogous funds established for the purpose of redemption, retirement or prepayment of capital stock or other equity interests or Indebtedness, and (vi) any items not included in clauses (i) through (v) above which are treated as intangibles in conformity with GAAP.

          "Credit Support Arrangements" shall mean any Guaranty, letter of credit or other instrument or arrangement issued as support for the payment or performance obligations of a party under any Trading Arrangement.

          "Distribution" shall mean, in respect of any Person, (i) any payment of any dividends or other distributions with respect to the capital stock or other equity interests of such Person (except distributions in such capital stock or other equity interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any capital stock or other equity interests of such Person or any Affiliate of such Person unless made contemporaneously from the net proceeds of the sale of capital stock or other equity interests.

          "EBITDA" shall mean, with respect to any Person for any period, the (i) income (or loss) before interest and taxes of such Person, plus (ii) to the extent deducted in determining such income (or loss), depreciation, amortization and other similar non-cash charges and reserves, minus (iii) to the extent recognized in determining such income (or loss), extraordinary gains (or losses), restructuring charges or other non-recurring items, plus (iv) to the extent deducted in determining such income (or loss), Lease Payment Obligations described in clause (iii) of the definition of "Lease Payment Obligations".

          "Equity Funding Arrangement" shall mean (i) an agreement to provide a capital contribution to or other equity investment in any Asset Company or Investment Vehicle in connection with any Project Financing Facility, (ii) a Guaranty, letter of credit or other similar arrangement with respect to any obligations of any Asset Company or Investment Vehicle under a Project Financing Facility, (iii) a Guaranty of any Investment Vehicle's obligation to make a capital contribution to or other equity investment in any Asset Company or Investment Vehicle in connection with a Project Financing Facility or (iv) a Guaranty, letter of credit or other similar arrangement to support any of the obligations or arrangements described in clauses (i) through (iii) hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of (i) organizations described in Sections 414(b) or 414(c) of the Code and (ii) solely for purposes of the Lien created under Section 412(n) of the Code, organizations described in Sections 414(m) or 414(o) of the Code of which the Guarantor is a member.

          "ERISA Event" shall mean (i) the Guarantor or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by the Guarantor or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Guarantor or any ERISA Affiliate to incur a current payment obligation in excess of $15,000,000; or (vi) receipt by the Guarantor or any ERISA Affiliate of notice from one or more Multiemployer Plans of intent to terminate or that it is insolvent or in reorganization (within the meaning of Section 4241 or 4245 of ERISA, as applicable) which termination, insolvency or reorganization, individually or together with other such events, could cause the Guarantor and/or any ERISA Affiliate, individually or in the aggregate, to incur a current payment obligation in excess of $15,000,000; or (vii) the Guarantor or any ERISA Affiliate shall engage in one or more non-exempt "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code) which could result in a current payment obligation of the Guarantor and/or any ERISA Affiliate individually or in the aggregate, in an amount or amounts aggregating in excess of $15,000,000; or (viii) the occurrence of any event or series of events of which the nature described in clauses (i) through (vii) with respect to any Plan or Multiemployer Plan which, individually or in the aggregate, could result in a liability to the Guarantor and/or any ERISA Affiliate, individually or in the aggregate, in an amount or amounts aggregating in excess of $50,000,000.

          "ET Credit Agreements" shall mean (i) the $50,000,000 Credit Agreement, dated as of November 13, 1998, between PG&E Energy Trading Gas Corporation, PG&E Energy Trading, Canada Corporation, ET Holdings, PG&E Energy Trading Power, L.P. and Bank of Montreal and (ii) the $35,000,000 Credit Agreement, dated as of November 13, 1998, between PG&E Energy Trading—Gas Corporation, PG&E Energy Trading, Canada Corporation, PG&E Energy—Trading Power Holdings Corporation, PG&E Energy Trading Power, L.P. and The Chase Manhattan Bank, as each may be amended, modified or supplemented from time to time.

          "ET Holdings" shall mean PG&E Energy Trading Holdings Corporation, a California corporation.

          "Federal Reserve System" shall mean the Federal Reserve System of the United States of America.

          "Financed Subsidiary" shall mean any direct or indirect Subsidiary of the Guarantor that is financed with Indebtedness of such Subsidiary.

          "Financial Officer" of any Person shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer, or any responsible officer analogous to the foregoing or designated by the one of the foregoing Persons, of such Person.

          "Fitch" shall mean Fitch, Inc.

          "Fixed Charges" shall mean, with respect to the Guarantor for any period, the sum, without duplication, of (i) the aggregate amount of interest expense and commitment and other fees with respect to Funded Indebtedness of the Guarantor Scheduled to be Paid for such period, including (A) the net costs under Swaps, (B) all capitalized interest, (C) the interest portion of any deferred payment obligation and (D) the Lease Payment Obligations of the Guarantor Scheduled to be Paid by the Guarantor during such period, and (ii) the aggregate amount of all mandatory scheduled payments (whether designated as payments or prepayments) and scheduled sinking fund payments with respect to principal of any Funded Indebtedness of the Guarantor, including payments in the nature of principal under Lease Obligations, provided that with respect to any Funded Indebtedness of the Guarantor consisting of Equity Funding Arrangements, "Fixed Charges" shall not include any of the foregoing enumerated items to the extent paid by a Subsidiary of the Guarantor (so long as the funds used to make such payments were not provided by the Guarantor).

          "Funded Indebtedness" of a Person shall mean all Indebtedness of such Person (after intercompany eliminations) other than any Guaranty obligations that are not reasonably quantifiable under standard accounting practices as of the date of determination.

          "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

          "Governmental Approvals" shall mean all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and notices and reports to all Governmental Authorities.

          "Government Authority" shall mean any Federal, state, county, municipal or other local governmental authority or judicial or regulatory agency, board, body, commission or instrumentality.

          "GTN" shall mean PG&E Gas Transmission, Northwest Corporation, a California corporation.

          "GTN Credit Agreements" shall mean (i) the $750,000,000 Indenture, dated as of May 22, 1995, between GTN and The First National Bank of Chicago, as trustee and (ii) the $100,000,000 Amended and Restated Credit Agreement and $50,000,000 364-Day Credit Agreement, each dated May 24, 1999, between GTN, the lenders party thereto and Citicorp USA, Inc., as administrative agent for such lenders, including any commercial paper supported by credit facilities made available under such credit agreements, as the same may be amended, modified or supplemented from time to time.

          "Guarantee Draw Amount" shall mean, as of the date of payment by the Guarantor, the Maximum Guarantee Amount on such date.

          "Guaranteed Obligations" shall mean the collective reference to all payment obligations and liabilities of the Company (including, without limitation, interest accruing at the applicable rate provided in the applicable Operative Document and interest accruing at the applicable rate provided in the applicable Operative Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Creditor, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred under the Participation Agreement, the Construction Agency Agreement, the Lease, the Structural Guarantee or any of the other Operative Documents.

          "Guarantor" shall be defined as in the recitals hereto.

          "Guaranty" shall mean (a) a guaranty by a Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of the obligations of another Person; and (b) an agreement by a Person, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of the obligations of another Person (other than in respect of operating leases not otherwise included in the definition of "Lease Obligations"), whether by (i) the purchase of securities or obligations, (ii) the purchase, sale or lease of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the obligee of such obligation against loss, (iii) repayment of amounts drawn down by beneficiaries of letters of credit, (iv) the maintenance of working capital, equity capital, available cash or other financial statement condition so as to enable the primary obligor to pay Indebtedness; (v) the provision of equity or other capital under or in respect of equity or other capital subscription arrangements, (vi) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation or (vii) the placing of any Lien on property (including, without limitation, accounts and contract rights) of a Person to secure another Person's Indebtedness.

          "Incipient NEG Trigger Event" shall mean any condition or event which, with notice or lapse of time or both, would become a NEG Trigger Event.

          "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under any issued and outstanding acceptance, letter of credit or similar instruments, (vii) all obligations of such Person to redeem or purchase any capital stock of such Person which is mandatorily redeemable, (viii) all Swaps of such Person and (ix) any Guaranty of such Person with respect to liabilities of the type described in clauses (i) through (viii) hereof.

          "Investment" shall mean the acquisition of any interest in any Person or property, a loan or advance to any Person or other arrangement for the purpose of providing funds or credit to any Person, a capital contribution in or to any Person, or any other investment in any Person or property, or any Guaranty of any of the foregoing.

          "Investment Vehicle" shall mean each Subsidiary of the Guarantor which is organized solely to acquire, make or hold one or more Investments in an Asset Company or Asset Companies, either directly or indirectly through one or more other Investment Vehicles.

          "Lease Obligations" shall mean, without duplication, (i) any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes and (ii) the present value, determined using a discount rate equal to the incremental borrowing rate (as defined in Statement of Financial Accounting Standards No. 13) of the Person incurring such obligations, of rent obligations under leases of electric generating assets or natural gas pipelines and related facilities.

          "Lease Payment Obligations" shall mean, with respect to any Person for any period, (i) the interest component of all Lease Obligations of such Person that are described in clause (i) of the definition of "Lease Obligations" and that are Scheduled to be Paid during such period, plus (ii) the principal portion of all Lease Obligations of such Person that are described in clause (i) of the definition of "Lease Obligations" that are Scheduled to be Paid during such period, plus (iii) all rent payment obligations relating to Lease Obligations of such Person described in clause (ii) of the definition of "Lease Obligations" and that are Scheduled to be Paid during such period.

          "Letter Agreement" shall mean the letter agreement, dated as of April 6, 2001, from NEG LLC addressed to the Security Agent, for the benefit of the Creditors.

          "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or any interest or title of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Material Adverse Effect" shall mean a materially adverse change in (a) the business, assets, property or condition (financial or otherwise) or operations of the Guarantor and its Subsidiaries taken as whole, or (b) the ability of the Guarantor to perform its obligations under this Guarantee and Agreement.

          "Material Plan" shall mean any Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

          "Maximum Guarantee Amount" shall mean, as of any date of payment by the Guarantor, the aggregate of the amount of the unpaid principal of all Tranche A Loans (or, if higher, an amount equal to the aggregate outstanding Tranche A Loan Commitments in effect at such time, or, if not in effect at such time, in effect immediately prior to any termination thereof) and the amount of all accrued and unpaid interest thereon and other amounts payable in connection with the Tranche A Loans.

          "Minimum Consolidated Net Worth" shall mean $1.8 billion.

          "Minimum Non-Trading Consolidated Net Worth" shall mean $1.4 billion.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any ERISA Affiliate is making, or accruing an obligation to make, contributions, or has within any of the preceding six years made, or accrued an obligation to make, contributions.

          "NEG/ET Letter of Credit Facilities" shall mean a letter of credit facility entered into by ET Holdings, any of its Subsidiaries and/or the Guarantor in an aggregate amount not to exceed $500,000,000, as the same may be amended, modified or supplemented from time to time.

          "NEG Downgrade Event" shall mean (i) unless the NEG Guarantee Release Date has occurred, the Guarantor's senior unsecured long term debt (x) ceases to be rated at least BBB- by S&P and (y) ceases to be rated at least Baa3 by Moody's (or if ratings of such debt have not been issued by such rating agencies, such debt ceases to be impliedly rated by an issuer rating or indicative rating at least BBB- by S&P and Baa3 by Moody's) and the Guarantor fails to provide to the Security Agent, within thirty (30) days after the date on which such event occurs, a Substitute Credit Support Instrument in the amount of the Substitute Credit Support Amount or (ii) if a Substitute Credit Support Instrument in the form of a guaranty pursuant to clause (b) of the definition thereof has been provided in accordance with Section 2.07, from and after the effectiveness of such Substitute Credit Support Instrument, the senior unsecured long term debt of the guarantor thereunder (x) ceases to be rated at least BBB- by S&P and (y) ceases to be rated at least Baa3 by Moody's (or if ratings of such debt have not been issued by such rating agencies, such debt ceases to be impliedly rated by an issuer rating or indicative rating at least BBB- by S&P and Baa3 by Moody's) and the guarantor thereunder fails to provide to the Security Agent, within thirty (30) days after the date on which such event occurs, a Substitute Credit Support Instrument in the amount of the Substitute Credit Support Amount.

          "NEG Guarantee Release Date" shall mean the earliest of (x) the date on which the Guaranteed Obligations have been paid in full, (y) the date on which NEG pays an amount equal to the Maximum Guarantee Amount to the Security Agent in accordance with the terms of this Guarantee and Agreement and (z) the date on which this Guarantee and Agreement terminates in accordance with Section 2.07(b) hereof.

          "NEG LLC" shall mean PG&E National Energy Group, LLC, a Delaware limited liability company.

          "NEG Trigger Event" shall mean any of the events set forth in Section V of this Guarantee and Agreement.

          "Non-Trading Consolidated Net Worth" shall mean, as of any date of determination thereof, the amount which would be reflected as stockholders' equity upon a consolidated balance sheet of the Guarantor (but excluding any portion thereof attributable to (i) Unrestricted Subsidiaries or (ii) ET Holdings or any Subsidiary thereof) excluding other comprehensive income arising from the accounting treatment of hedging and mark-to-market transactions.

          "Other NEG Guarantees" shall mean (i) the Guarantee and Agreement, dated as of April 6, 2001, made by the Guarantor in favor of Citibank, N.A., for the benefit of the lenders and investors under the Participation Agreement, dated as of March 7, 2000, among La Paloma Generating Company, LLC, La Paloma Trust Ltd., Wilmington Trust Company, the Lenders party thereto, the Tranche A Banks party thereto, the Investors party thereto and Citibank, N.A. (as amended by the Omnibus Restructuring Agreement, dated as of April 6, 2001, among the same parties and other parties thereto), (ii) the Guarantee and Agreement to be delivered by the Guarantor in favor of the security agent thereunder, for the benefit of the lenders and investors under the Participation Agreement, dated as of November 22, 2000, among Harquahala Generating Company, LLC, Harquahala Generating Trust of Delaware Ltd., Wilmington Trust Company, the Lenders party thereto, the Investors party thereto, Société Générale and State Street Bank and Trust Company and (iii) the Guarantee and Agreement to be delivered by the Guarantor in favor of Société Générale, for the benefit of the lenders under the Credit Agreement to be executed among PG&E National Energy Group Construction Company, LLC, the lenders party thereto and Société Générale.

          "Payment Demand" shall mean the payment demand in the form of Exhibit A.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Encumbrances" shall mean, as to any Person at any date, any of the following:

              (i)  Liens for taxes, assessments or governmental charges not then delinquent, and Liens for taxes, assessments or governmental charges then delinquent but the validity of which is being contested at the time by such Person in good faith and for which adequate reserves have been established in accordance with GAAP, and (ii) Liens incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds, and carriers', warehousemen's, mechanics' or materialmen's Liens, assessments or similar encumbrances incurred in the ordinary course of business;

            (ii)  easements, restrictions, exceptions or reservations in any property and/or rights of way of such Person for the purpose of roads, pipe lines, substations, transmission lines, transportation lines, distribution lines, removal of oil, gas, lignite, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not individually or in the aggregate materially impair the use or value of such property and/or rights of way for the purposes for which such property and/or rights of way are held by such Person;

            (iii)  rights reserved to or vested in any municipality or public authority to use, control or regulate any property of such Person;

            (iv)  any obligations or duties, affecting the property of such Person, to any municipality or public authority with respect to any franchise, grant, license or permit;

            (v)  any judgment Lien against such Person securing a judgment for an amount not exceeding $50,000,000, so long as the finality of such judgment is being contested by appropriate proceedings conducted in good faith and execution thereon is stayed;

            (vi)  any Lien arising by reason of deposits with or giving of any form of security to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable such Person to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workers' compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements; or

          (vii)  any landlords' Lien on fixtures or movable property located on premises leased by such Person in the ordinary course of business so long as the rent secured thereby is not in default.

          "Permitted Sale-Leaseback Transactions" shall mean (i) Sale-Leaseback transactions by any Restricted Subsidiary or Asset Company, entered into on or prior to the date of this Guarantee and Agreement and identified on Schedule 1.01A and (ii) one or more Sale/Leaseback transactions entered into by any Asset Company in connection with or as part of a Project Financing Facility entered into after the date of execution of this Guarantee and Agreement.

          "Permitted Subordinated Indebtedness" shall mean all unsecured Indebtedness of the Guarantor that shall have been subordinated to all Indebtedness of the Guarantor under this Guarantee and Agreement and otherwise containing terms and conditions set forth in Schedule 1.01B with respect to Indebtedness of the Guarantor to Affiliates of the Guarantor or in Schedule 1.01C with respect to Indebtedness of the Guarantor to non-Affiliates of the Guarantor.

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental authority or any other entity.

          "PG&E" shall mean Pacific Gas & Electric Company, a California corporation.

          "PG&E Corp." shall mean PG&E Corporation, a California corporation.

          "PG&E Gen" shall mean PG&E Generating Company, LLC, a Delaware limited liability company.

          "PG&E Gen Credit Agreements" shall mean (i) the $1.1 Billion PG&E Gen Credit Agreement, including any commercial paper supported by credit facilities made available thereunder, and (ii) the $10,000,000 Credit Agreement, dated as of December 14, 1999, between PG&E Gen and ABN AMRO Bank N.V., as each may be amended, modified or supplemented from time to time.

          "PG&E Gen Credit Agreement Refinancing Date" shall mean the date on which the commitments and all amounts outstanding under the $1.1 Billion PG&E Gen Credit Agreement are refinanced by one or more credit facilities of the Guarantor.

          "Plan" shall mean any employee pension benefit plan described under Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA that is maintained by the Guarantor or any ERISA Affiliate or with respect to which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA.

          "Project Financing Facility" shall mean any loan, note purchase agreement, indenture, lease, credit agreement, reimbursement agreement, letter of credit or other facility pursuant to which an Asset Company or Investment Vehicle which directly or indirectly owns an Asset Company incurs

  Indebtedness, provided that any such Indebtedness is recourse only to (a) the assets of such Asset Company or any Asset Company which is a Subsidiary of such Asset Company, (b) the equity or ownership interests of such Asset Company or any Investment Vehicle which owns such Asset Company or (c) any Equity Funding Arrangements provided with respect to such Asset Company or Investment Vehicle or a Lien on any such Equity Funding Arrangements.

          "Projections" shall mean the projections contained in the presentation materials distributed by the Guarantor to the Creditors during the bank meeting held on March 21, 2001 in New York City.

          "Ratio of Cash Flow to Fixed Charges" shall mean, as of the end of each fiscal quarter the Guarantor, the ratio of (a) Cash Flow Available for Fixed Charges of the Guarantor for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date to (b) Fixed Charges of the Guarantor for such period, excluding from the calculation of Fixed Charges all Trading Arrangements and Credit Support Arrangements.

          "Ratio of Debt to Capitalization" shall mean, as of any date, the ratio of the aggregate principal amount of Funded Indebtedness of the Guarantor and PG&E Gen to the Total Capitalization of the Guarantor (excluding from the calculation of Funded Indebtedness all Trading Arrangements, Credit Support Arrangements and Swaps); provided that any Equity Funding Arrangements shall only be included in Funded Indebtedness in an amount equal to the lesser of (x) the maximum amount that would be payable under such Equity Funding Arrangements (assuming a drawing is permissible as of the date of determination) and (y) the amount outstanding under any underlying Indebtedness to which any payment under such Equity Funding Arrangements would be applied (assuming such Indebtedness were due and payable as of the date of determination).

          "Refinanceable Facilities" has the meaning ascribed thereto in Section 4.12(a).

          "Repurchase Agreement" shall mean any written agreement:

  (i)
  that provides for (i) the transfer of one or more United States or Canadian Governmental Securities or any security issued by a U.S. agency or instrumentality in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Guarantor or any Restricted Subsidiary from a financial institution that is (1) a member of the Federal Reserve System having a minimum of US$20 billion in assets, and (2) has commercial paper rated at least A-1 by S&P, at least F1 by Fitch or at least P-1 by Moody's, against a transfer of funds (the "Transfer Price") by the Guarantor or such Restricted Subsidiary to such financial institution and (ii) a simultaneous agreement by the Guarantor or such Restricted Subsidiary, in connection with such transfer of funds, to transfer to such financial institution the same or substantially similar United States or Canadian Governmental Securities or any security issued by a U.S. agency or instrumentality for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 180 days after such transfer of funds,

  (ii)
  in respect of which the Guarantor or such Restricted Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

  (iii)
  in connection with which the Guarantor or such Restricted Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States or Canadian Governmental Securities or any security issued by a U.S. agency or instrumentality.

          "Responsible Officer" of the Guarantor, shall mean any president or senior vice president of the Guarantor.

          "Restricted Subsidiary" shall mean any Subsidiary of the Guarantor that is not (x) an Asset Company, (y) an Investment Vehicle or (z) an Unrestricted Subsidiary.

          "S&P" shall mean Standard & Poor's Ratings Service, a division of McGraw Hill Companies, Inc.

          "Sale/Leaseback" shall mean any lease whereby any Person becomes or remains liable as lessee or as guarantor or other surety of any property, whether now owned or hereafter acquired, that such Person has sold or transferred or is to sell or transfer to any other Person (other than any Subsidiary of such Person), as part of a financing transaction to which such Person is a party, in contemplation of leasing such property to such Person.

          "Scheduled to be Paid" shall mean, with respect to any liability or expense for any period, the amount of such liability or expense scheduled to be paid during such period or the amount of such liability or expense that would have been scheduled to be paid during such period had the payment schedule with respect to such liability or expense been divided equally into successive periods having a duration equal to the duration of such period.

          "Subsidiary" shall mean, with respect to any Person (the "Parent"), any corporation or other entity of which sufficient securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Parent.

          "Substitute Credit Support Amount" shall mean, as of the date any Substitute Credit Support Instrument is provided, 105% of the amount of the outstanding principal of all Tranche A Loans (or, if higher, an amount equal to 105% of the aggregate outstanding Tranche A Loan Commitments in effect at such time, or, if not in effect at such time, in effect immediately prior to any termination thereof) as determined by the Administrative Agent.

          "Substitute Credit Support Instrument" shall mean either (a) an irrevocable letter of credit issued in form and substance satisfactory to the Security Agent in its reasonable judgment and from a bank or trust company with a combined capital and surplus of at least $1,000,000,000 whose unsecured senior long term debt is rated at least "A" by S&P and "A2" by Moody's; provided that such letter of credit shall contain provisions that authorize a draw on such letter of credit in the event that (i) either (A) there is a downgrade in the credit rating of the issuer of such letter of credit to below the level specified above or (B) such issuer is no longer rated by both S&P and Moody's and such letter of credit is not replaced with a Substitute Credit Support Instrument within thirty (30) days after such event, (ii) such letter of credit is not replaced or renewed by no later than fifteen (15) Business Days prior to its date of expiration or (iii) an Event of Default shall have occurred and be continuing and the Guaranteed Obligations are then due and payable or (b) a Guaranty in form and substance satisfactory to, and issued by a Subsidiary of the Guarantor acceptable to, each Creditor in its sole discretion.

          "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. The amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder of if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          "Total Capitalization" shall mean, with respect to the Guarantor, the sum, without duplication, of (i) total common stock equity or analogous ownership interests of the Guarantor, (ii) preferred stock and preferred securities of the Guarantor, (iii) additional paid in capital or analogous interests of the Guarantor, (iv) retained earnings of the Guarantor, excluding other comprehensive income arising from accounting treatment of hedging and mark-to-market transactions and (v) the aggregate principal amount of Funded Indebtedness of the Guarantor and PG&E Gen.

          "Trading Arrangement" shall mean any transaction entered into by PG&E Energy Trading—Power, L.P., a Delaware limited partnership, PG&E Energy Trading Gas Corporation, a California corporation, or PG&E Energy Trading, Canada Corporation, an Alberta corporation, any other Restricted Subsidiary, Asset Company or Investment Vehicle, whether pursuant to master trading agreements or otherwise, for (1) the purchase and sale of energy, capacity, ancillary services and other energy or energy-related products, including transmission rights, environmental allowances and offsets and storage; (2) the purchase and sale of natural gas, coal, oil and other fuel, including transportation and storage rights; (3) the purchase and sale of fuel conversion services, including tolling arrangements; (4) the purchase and sale of any energy or energy-related derivatives, including weather derivatives; (5) hedging arrangements with respect to any of the foregoing and interest rate, foreign currency or credit exposure; or (6) any similar arrangements entered into in the ordinary course of business as conducted by such Persons or by other Persons in the energy trading, energy services, power generating, electric transmission or gas transmission and storage businesses (including technologies related to such businesses).

          "Unfunded Liabilities" shall mean, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Guarantor or any ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.

          "United States" or "U.S." or "US" shall mean the United States of America.

          "United States or Canadian Governmental Securities" shall mean securities issued, or fully guaranteed or insured by the United States or Canadian government.

          "Unrestricted Subsidiary" shall mean any Subsidiary of the Guarantor designated as such on the Closing Date, or, after the Closing Date, designated as such at the time of formation thereof or, if acquired by the Guarantor, at the time of acquisition thereof, but, in any such case, only if at such time (i) no NEG Trigger Event, Incipient NEG Trigger Event or NEG Downgrade Event has occurred and is continuing or would occur as a result thereof and (ii) such Subsidiary or any of its Subsidiaries does not own any capital stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Guarantor which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary.

          "USGenNE" shall mean USGen New England, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of the Guarantor.

          "USGenNE Credit Agreement" shall mean the $575,000,000 Credit Agreement, dated as of September 1, 1998, among USGenNE, the lenders party thereto, The Chase Manhattan Bank, as competitive advance facility agent and as administrative agent for the lenders thereunder, and The

  Chase Manhattan Bank, as the issuer of letters of credit thereunder, the same may be amended, modified or supplemented from time to time.

        1.02.    Other Definitional Provisions.    The following rules of usage shall apply unless otherwise required by the context or unless otherwise specified herein:

          (a)  Definitions set forth herein shall be equally applicable to the singular and plural forms of the terms defined.

          (b)  References in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in such document.

          (c)  The headings, subheadings and table of contents used herein are solely for convenience of reference and shall not constitute a part hereof nor shall they affect the meaning, construction or effect of any provision hereof.

          (d)  References to any Person shall include such Person, its successors and permitted assigns and transferees.

          (e)  Reference to any agreement means such agreement as amended, supplemented or otherwise modified from time to time in accordance with the applicable provisions thereof.

          (f)    References to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement thereof.

          (g)  The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Guarantee and Agreement shall refer to this Guarantee and Agreement as a whole and not to any particular provision of this Guarantee and Agreement.

          (h)  References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

          (i)    Each of the parties to this Guarantee and Agreement and their counsel have reviewed and revised, or requested revisions to this Guarantee and Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of this Guarantee and Agreement and any amendments hereto.

          (j)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with any covenant set forth herein, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Guarantor's audited financial statements.

SECTION II GUARANTEE

        2.01.    Guarantee; Payment.    (a) Subject to the terms herein, the Guarantor unconditionally guarantees to the Security Agent for the benefit of the Creditors, the prompt and complete payment when due of the Guaranteed Obligations. This is a guarantee of payment and not of collection.

        (b)  When and at such time as an Event of Default shall have occurred and be continuing, the Security Agent shall be entitled to make a Payment Demand to the Guarantor in accordance with Section 2.04 for the payment of all due and unpaid Guaranteed Obligations, subject to the provisions of Section 2.02. The Guarantor shall pay such Guaranteed Obligations to the Security Agent within five (5) Business Days of receipt of such Payment Demand.

        (c)  When and at such time as a NEG Trigger Event (whether or not an Event of Default is then continuing) shall have occurred and be continuing, the Security Agent shall be entitled (to the extent that a Payment Demand has not been made pursuant to paragraph (b) of this Section) to make a Payment Demand for the payment of the Guarantee Draw Amount. The Guarantor shall pay the Guarantee Draw Amount to the Security Agent within five (5) Business Days of receipt of such Payment Demand.

        (d)  If an Event of Default is continuing at any time after payment of the Guarantee Draw Amount is made pursuant to paragraph (c) of this Section, the Security Agent shall be entitled to make a Payment Demand in an amount equal to the Maximum Guarantee Amount applicable at such time less any amount previously paid by the Guarantor pursuant to paragraph (c) of this Section. The Guarantor shall pay such amount to the Security Agent within five (5) Business Days of receipt of such Payment Demand.

        2.02.    Extent of Liability.    The Guarantor's liability for the Guaranteed Obligations under this Guarantee and Agreement is limited to the Maximum Guarantee Amount. Except as the same comprise Guaranteed Obligations under the Operative Documents, the Guarantor shall not be liable hereunder for special, consequential, exemplary, tort or other damages. The Guarantor agrees to pay all out-of-pocket expenses (including the reasonable fees and expenses of Security Agent's counsel) incurred for the enforcement of the rights of Security Agent hereunder; provided that the Guarantor shall not be liable for any such expenses if no payment in respect of the Guaranteed Obligations is due. Subject to reinstatement pursuant to Section 2.03, this Guarantee and Agreement shall remain in full force and effect until the NEG Guarantee Release Date unless otherwise terminated in writing by the Guarantor and the Security Agent.

        2.03.    Nature of Guarantee.    The Guarantor acknowledges and agrees that its guarantee obligations under this Guarantee and Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity, regularity or enforceability of any Operative Documents, any of the Guaranteed Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Security Agent or any Creditor, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or the Guarantor against the Security Agent or any Creditor, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Guaranteed Obligations (other than payment or performance), in bankruptcy or in any other instance. The Guarantor's obligations hereunder with respect to any Guaranteed Obligations shall not be affected by the existence, validity, enforceability, substitution, perfection, or extent of any collateral for such Guaranteed Obligations. The Security Agent shall be entitled to but shall not be obligated to file any claim relating to the Guaranteed Obligations owing to it if the Company becomes subject to a bankruptcy, reorganization or similar proceeding and the failure of the Security Agent to so file shall not affect the Guarantor's obligations hereunder. If any payment to the Security Agent made by the Company or the Guarantor with respect to any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable therefor hereunder (and its obligations reinstated hereunder if previously terminated) with respect to such Guaranteed Obligations as if such payment had not been made. The Guarantor reserves the right to assert defenses that the Company may have under the Operative Documents to payment of any Guaranteed Obligation other than (i) defenses arising from the bankruptcy, insolvency, incapacity, liquidation or dissolution of the Company, and (ii) defenses arising out of the matters described above in this Section 2.03 or any other circumstance or event that might otherwise constitute a legal or equitable discharge of a guarantor or a surety generally.

        2.04.    Demands and Notice; Application of Proceeds.    (a) A Payment Demand shall be sufficient notice to the Guarantor to pay under this Guarantee and Agreement. The Guarantor shall make all payments of amounts owing pursuant to this Guarantee and Agreement by wire transfer of immediately available funds to the account specified by the Security Agent in the Payment Demand. Notices under this Guarantee and Agreement shall be deemed received if sent to the address specified below: (i) on the day received if served by overnight express delivery, (ii) on the next Business Day if served by facsimile transmission when sender has machine confirmation that facsimile was transmitted to the correct fax number listed below, and (iii) four Business Days after mailing if sent by certified, first class mail, return receipt requested. Any party may change its address to which notice is given hereunder by providing notice thereof in accordance with this Section 2.04.

To the Guarantor:	PG&E National Energy Group, Inc. 7500 Old Georgetown Road, 13th floor Bethesda, MD 20814 Attention: General Counsel Fax: 301.280.6913
To the Security Agent:	Citibank, N.A. 111 Wall Street, 14th Floor Zone 3 New York, NY 10005 Attention: Citibank Agency & Trusts Fax: 212.657.3862 Tel: 212.657.7403

        (b)  The Security Agent shall apply the proceeds of any payment made hereunder to the Security Agent in accordance with Section 5.13(e) of the Security Deposit Agreement and the other provisions of the Operative Documents.

        2.05.    Consent to Modifications, Waivers.    The Security Agent and the Company may mutually agree to modify the Operative Documents, extend the time of payment or otherwise modify the terms of payment of any of the Guaranteed Obligations, without in any way impairing or affecting this Guarantee and Agreement. The Security Agent may resort to the Guarantor for payment of any of the Guaranteed Obligations, whether or not the Security Agent shall have resorted to any collateral security, or shall have proceeded against (or otherwise exhausted Security Agent's remedies against) the Company or any other obligor principally or secondarily obligated with respect to any of the Guaranteed Obligations. The Guarantor hereby waives demand (except in accordance with Sections 2.01 and 2.04), promptness, diligence (subject to any applicable statute of limitations), notice of acceptance of this Guarantee and Agreement, and also presentment, protest and notice of protest or dishonor of any evidences of obligations hereby guaranteed.

        2.06.    Subrogation.    The Guarantor waives any rights of subrogation or reimbursement from the Company or any other Person that may accrue to Guarantor with respect to the payment of any Guaranteed Obligation by Guarantor to Security Agent under this Guarantee and Agreement until the time that all Guaranteed Obligations owing to the Security Agent and the Creditors are fully and indefeasibly paid and the Commitments are terminated. Upon such full and indefeasible payment of all the Guaranteed Obligations owing to the Security Agent and the Creditors and the termination of the Commitments, the Guarantor shall be subrogated to the rights of the Security Agent and the Creditors against the Company, and the Security Agent agrees to take at Guarantor's expense such steps as the Guarantor may reasonably request to cause the implementation of such subrogation.

        2.07.    Substitute Credit Support.    Notwithstanding anything to the contrary set forth herein, the following provisions shall apply:

          (a)  At any time prior to the termination of the Guaranteed Obligations, the Guarantor may deliver or cause to be delivered to Security Agent a Substitute Credit Support Instrument with a stated amount at least equal to the Substitute Credit Support Amount in substitution for this Guarantee and Agreement in accordance with this Section 2.07.

          (b)  Upon delivery of a Substitute Credit Support Instrument together with a legal opinion satisfactory to the Administrative Agent that the delivery of such instrument would not constitute a preference in a bankruptcy of the Guarantor or, if no legal opinion is delivered with such Substitute Credit Support Instrument, upon the 91st day after the delivery of such Substitute Credit Support Instrument (so long as no bankruptcy, insolvency or other similar event has occurred with respect to the Guarantor), this Guarantee and Agreement shall terminate and the Guarantor shall be relieved of any liability hereunder. Within ten (10) days of the receipt of such Substitute Credit Support Instrument together with such legal opinion, if applicable, or on the 91st day after delivery of such Substitute Credit Support Instrument (so long as no bankruptcy, insolvency or other similar event has occurred with respect to the Guarantor), if applicable, the Security Agent shall return to the Guarantor this Guarantee and Agreement together with any certificate or other documentation reasonably requested by the Guarantor in order to confirm the cancellation of this Guarantee and Agreement.

SECTION III REPRESENTATIONS AND WARRANTIES

        The Guarantor represents and warrants to the Security Agent and each of the Creditors as of the date hereof and on each date extensions of credit are to be made pursuant to the Participation Agreement and on or prior to the Conversion Date as follows (except to the extent that any representation or warranty hereunder is made with respect to an earlier date, in which case such representation and warranty shall be deemed to have been made on such earlier date):

        3.01.    Organization; Powers; Ownership of Property.    The Guarantor and each of its Subsidiaries (other than Unrestricted Subsidiaries) (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, except, with respect to such Subsidiaries, where the failure to be validly existing or in good standing is not reasonably likely to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify is not reasonably likely to result in a Material Adverse Effect, (d) as to the Guarantor only, has the power and authority to execute, deliver and perform its obligations under this Guarantee and Agreement, and (e) owns and has good and marketable title to all of its properties and assets, subject to no Liens other than those permitted by Section 4.11 hereof, except where the failure to own or to have good and marketable title to such property or asset is not reasonably likely to result in a Material Adverse Effect.

        3.02.    Authorization.    The execution, delivery and performance by the Guarantor of this Guarantee and Agreement (a) have been duly authorized by all requisite corporate action on the part of the Guarantor, and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation to which the Guarantor is subject, (B) the articles of incorporation or by-laws of the Guarantor, (C) any order of any Governmental Authority to which the Guarantor is subject, or (D) any material provision of any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its property is or may be bound, which such violation is reasonably likely to result in a Material Adverse Effect, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, which such default is reasonably likely to result in a Material

Adverse Effect or (iii) result in the creation or imposition of any Lien upon any property or assets of the Guarantor, which such Lien is reasonably likely to result in a Material Adverse Effect.

        3.03.    Enforceability.    This Guarantee and Agreement constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        3.04.    Financial Statements.    (a) The unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 1999, and the related consolidated statements of income, retained earnings and cash flows for the fiscal period then ended, a copy of which was delivered to the Administrative Agent on March 21, 2000, fairly presented in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period ending on such date.

        (b)  The unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of December 31, 2000, and the related consolidated statements of income and retained earnings for the fiscal period then ended, a copy of which was delivered to the Administrative Agent on March 21, 2000, fairly presented in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations for such period ending on such date. As of the date hereof, there has been no material adverse change in the financial statements of the Guarantor from the unaudited financial statements referred to in the preceding sentence.

        (c)  The assumptions used in preparing the Projections were made in good faith and are reasonable as of the date of such Projections and as of the date hereof.

        (d)  Since December 31, 2000, there has been no development or condition that has had, or could reasonably be expected to result in, a Material Adverse Effect (assuming that the transactions contemplated by the Other NEG Guarantees shall have occurred).

        3.05.    Litigation.    Except as set forth on Schedule 3.05, there is no action, suit or proceeding pending against, or to the Actual Knowledge of the Guarantor threatened against or affecting, the Guarantor or any of its Subsidiaries (other than Unrestricted Subsidiaries) before any court or arbitrator or any governmental body, agency or official in which an adverse decision is reasonably likely to result in a Material Adverse Effect or call into question the enforceability of this Guarantee and Agreement.

        3.06.    Federal Reserve Regulations.    (a) Neither the Guarantor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending, credit for the purpose of purchasing or carrying Margin Stock.

        (b)  Not more than 25% of the value of the assets of the Guarantor is represented by Margin Stock.

        3.07.    Investment Company Act; Public Utility Holding Company Act.    (a) Neither the Guarantor nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

        (b)  The Guarantor is not a "holding company" but is a "subsidiary company" and an "affiliate" of a "holding company", the Parent, that is exempt from all provisions, except Section 9(a)(2), of the Public Utility Holding Company Act of 1935, as amended, and the execution, delivery and performance by the Guarantor of this Guarantee and Agreement and its obligations hereunder do not violate any provision of such Act or any rule or regulation thereunder.

        3.08.    No Material Misstatements.    The reports, financial statements and other written information furnished by or on behalf of the Guarantor to the Security Agent or any Creditor pursuant to or in connection with this Guarantee and Agreement do not contain, when taken as a whole, any untrue statement of a material fact and do not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect.

        3.09.    Taxes.    The Guarantor has filed or caused to be filed all Federal and material state and local tax returns which to its Actual Knowledge are required to be filed by it, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside. Each Subsidiary of the Guarantor (other than any Unrestricted Subsidiary) has filed or caused to be filed all Federal and material state and local tax returns which to the Actual Knowledge of the Guarantor or such Subsidiary are required to be filed by such Subsidiary, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, other than the taxes the failure of which to pay or file a return with respect thereto is not reasonably likely to result in a Material Adverse Effect.

        3.10.    Employee Benefit Plans.    With respect to each Plan, the Guarantor and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred that alone or together with any other ERISA Event has resulted or is reasonably likely to result in a Material Adverse Effect.

        3.11.    Governmental Approval; Compliance with Law and Contracts.    Each of the Guarantor and each of its Subsidiaries (other than Unrestricted Subsidiaries) is in compliance with (a) and has obtained each Governmental Approval applicable to it in respect of this Guarantee and Agreement, the conduct of its business and the ownership of its property, each of which (i) is in full force and effect, (ii) is sufficient for its purpose without any material restraint or adverse condition and (iii) is not subject to any waiting period, further action on the part of any Governmental Authority or other Person, or stay or injunction, (b) all applicable laws relating to its business and (c) each indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound that is material to the conduct of its business, except in each such case for noncompliances which, and Governmental Approvals the failure to possess which, are not, singly or in the aggregate, reasonably likely to result in a Material Adverse Effect.

        3.12.    Environmental Matters.    Except as set forth in Schedule 3.12 or as set forth in or contemplated by the financial statements or other reports of the type referred to in Section 3.04 hereof and which have been delivered to the Administrative Agent on or prior to the date hereof, the Guarantor and each of its Subsidiaries (other than Unrestricted Subsidiaries) have complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control, except to the extent that failure to so comply is not reasonably likely to result in a Material Adverse Effect. Except as set forth in or contemplated by such financial statements or other reports, neither the Guarantor nor any of its Subsidiaries (other than Unrestricted Subsidiaries) has received notice of any material failure so to comply, except where such failure is not reasonably likely to result in a Material Adverse Effect. Except as set forth in or contemplated by such financial statements or other reports, no facilities of the Guarantor or any of its Subsidiaries (other than Unrestricted Subsidiaries) are used to manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance

Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution, or any nuclear fuel or other radioactive materials, in violation of any law or any regulations promulgated pursuant thereto, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Except as set forth in or contemplated by such financial statements or other reports, the Guarantor is aware of no events, conditions or circumstances involving environmental pollution or contamination that are reasonably likely to result in a Material Adverse Effect.

        3.13.    Ranking.    Under applicable laws in force on the date hereof, the claims and rights of the Security Agent under this Guarantee and Agreement in respect of the Guaranteed Obligations shall not be subordinate to, and shall rank at least pari passu in all respects with, the claims and rights of any other holders of unsecured Indebtedness of the Guarantor.

        3.14.    Unrestricted Subsidiaries.    All Unrestricted Subsidiaries designated as such on the date hereof are identified on Schedule 3.14.

        3.15.    Separateness from PG&E.    (a) The Guarantor has operated as a business entity separate and distinct in all relevant respects from PG&E Corp. and PG&E such that the Guarantor believes there exists no reasonable basis for a substantive consolidation of NEG LLC with either PG&E Corp. or PG&E in the event of a bankruptcy proceeding with respect to either of such Persons.

        (b)  Any transfer of assets or funds from PG&E Corp. or PG&E (either directly or through PG&E Corp.) to the Guarantor during the period from the date of the Guarantor's incorporation on December 18, 1998 until the date hereof (i) was for reasonably equivalent value, (ii) was received by the Guarantor in good faith and for value and (iii) was made without intent to hinder, delay or defraud creditors of the transferor.

SECTION IV COVENANTS

        The Guarantor covenants and agrees with the Security Agent and the Creditors that, from and after the date of this Guarantee and Agreement until the Guaranteed Obligations and the Commitments shall have terminated:

        4.01.    Maintenance of Ownership.    The Guarantor shall continue (x) to own at least 50% of the equity ownership interests of, and (y) control the management and operations of, each of its Restricted Subsidiaries (except for certain Restricted Subsidiaries listed on Schedule 4.01); provided that (I) the Guarantor will in any event continue to own at least 80% of the equity ownership interests of ET Holdings and GTN, and (II) the Guarantor will continue to own (i) prior to the PG&E Gen Credit Agreement Refinancing Date, 100% of the equity ownership interests of PG&E Gen; and (ii) thereafter, at least 80% of the equity ownership interests of PG&E Gen; provided, further, that the Guarantor may wind up, dissolve or liquidate any Restricted Subsidiary (other than PG&E Gen, ET Holdings and GTN) without complying with the foregoing, so long as assets thereof are transferred or otherwise conveyed to another Restricted Subsidiary or the Guarantor.

        4.02.    Existence.    The Guarantor will, and will cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, licenses, permits, franchises and authorizations necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to Sections 4.01 (including Schedule 4.01) and 4.09, and in the case of any such Subsidiaries, except as such failure to so preserve or to keep its legal existence and such rights, licenses, permits, franchises or authorizations in full force and effect is not reasonably likely to result in a Material Adverse Effect.

        4.03.    Compliance with Law; Business and Properties.    The Guarantor will, and will cause each of its Restricted Subsidiaries to, comply with all applicable material laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the validity or applicability of such laws, rules, regulations or orders is being contested by appropriate proceedings in good faith or where such non-compliance is not reasonably likely to result in a Material Adverse Effect; comply with the terms of each indenture, agreement or other instrument to which it is a party and enforce all of its rights thereunder, except to the extent that noncompliance or failure to enforce is not reasonably likely to cause a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to take any such actions is not reasonably likely to result in a Material Adverse Effect.

        4.04.    Financial Statements, Reports, Etc.    The Guarantor will furnish to the Security Agent, which will promptly forward the same to each Lender:

          (a)  as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, to the extent available, all reported on by an independent public accountant of nationally recognized standing;

          (b)  as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for such quarter and for the portion of the Guarantor's fiscal year ended at the end of such quarter, in each case setting forth comparative figures for the previous dates and periods, to the extent available, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Financial Officer of the Guarantor;

          (c)  simultaneously with any delivery of each set of financial statements referred to in paragraphs (a) and (b) above, (i) an unconsolidated balance sheet of the Guarantor and the related unconsolidated statements of income, retained earnings and cash flows as of the same date and for the same periods applicable to the statements delivered pursuant to paragraph (a) or (b) above, as applicable, all certified (subject to normal year-end adjustments in the case of quarterly statements) as to fairness of presentation by a Financial Officer of the Guarantor and (ii) a certificate of a Financial Officer of the Guarantor (A) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Section 4.15 on the date of such financial statements, and schedules setting forth all Indebtedness described in Section 4.12(o) that was incurred during the applicable period and (B) stating whether any NEG Trigger Event or Incipient NEG Trigger Event exists on the date of such certificate and, if any NEG Trigger Event or Incipient NEG Trigger Event then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

          (d)  simultaneously with the delivery of each set of financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements confirming the calculations set forth in the Financial Officer's certificate delivered simultaneously therewith pursuant to subsection (c) above;

          (e)  promptly upon a Responsible Officer of the Guarantor obtaining Actual Knowledge of the occurrence of any NEG Trigger Event or Incipient NEG Trigger Event, a certificate of a

  Financial Officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

          (f)    on or prior to the date of incurrence of any Indebtedness pursuant to Section 4.12(c) or (l) or the date of any Distribution pursuant to Section 4.14, (i) a certificate of a Financial Officer of the Guarantor setting forth in reasonable detail the calculations demonstrating compliance by the Guarantor with the applicable financial tests, together with the pro forma calculations referred to in the applicable Section, and copies of all financial statements and other supporting documents and reports, if any, upon which the Guarantor relied in making such calculations, and (ii) with respect to Section 4.12(c) and (l) only, written evidence of the confirmation of the rating agency ratings, to the extent such confirmation is required under Section 4.12 (c) or (l), as the case may be;

          (g)  (i) on or prior to the date hereof, copies of the PG&E Gen Credit Agreements, ET Credit Agreements, GTN Credit Agreements, and USGenNE Credit Agreements, in each case accompanied by a certificate of a Responsible Officer of the Guarantor stating that such copies are true and complete, and (ii) promptly upon any refinancing of the loans under any such facility, copies of the refinancing documents, accompanied by a certificate of a Responsible Officer of the Guarantor stating that such copies are true and complete; and

          (h)  on each date extensions of credit are to be made pursuant to the Participation Agreement and on or prior to the proposed Conversion Date, a certificate to the effect that the representations and warranties made by the Guarantor and contained in Section III hereof are true and correct in all material respects as of such date, except to the extent made with respect to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

        4.05.    Insurance.    The Guarantor will, and will cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, maintain such insurance or self insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses except, in the case of any such Subsidiaries, where such failure to so maintain is not reasonably likely to result in a Material Adverse Effect.

        4.06.    Taxes, Etc.    The Guarantor will, and will cause each of its Subsidiaries (other than Unrestricted Subsidiaries) to, pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside except, in the case of any such Subsidiaries, where such failure to so pay or discharge is not reasonably likely to result in a Material Adverse Effect.

        4.07.    Maintaining Records; Access to Properties and Inspections.    The Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain financial records in accordance with GAAP and, upon reasonable notice and at reasonable times, permit authorized representatives designated by the Administrative Agent or the Security Agent to visit and inspect its properties, books and records and to discuss its affairs, finances and condition with its officers.

        4.08.    Risk Management Procedures.    The Guarantor will, and will cause each of its Restricted Subsidiaries to, maintain in effect prudent risk management procedures with respect to Trading Arrangements and Swaps.

        4.09.    Merger.    The Guarantor will not consolidate or merge with or into any Person, or sell, lease or otherwise transfer, in a single transaction or in a series of transactions, all or substantially all of its assets to any Person or Persons, unless (i) the surviving Person or transferee is formed under the laws of a State of the United States of America and assumes or is responsible by operation of law for all the Guaranteed Obligations and (ii) no NEG Trigger Event, Incipient NEG Trigger Event or NEG Downgrade Event shall have occurred or be continuing at the time of or after giving effect to such consolidation or merger or transfer.

        4.10.    Investments.    The Guarantor will not make any Investment, or permit any of its Restricted Subsidiaries to make any Investment, except:

          (a)  Investments in any Restricted Subsidiary, Investment Vehicle or Asset Company (or any Person that will become a Restricted Subsidiary, Investment Vehicle or Asset Company, as the case may be, upon the making of such Investment); or

          (b)  Investments (not otherwise permitted under this Section 4.10) existing on the date of execution of Guarantee and Agreement which are identified on a Schedule 4.10; or

          (c)  Investments permitted to be incurred as Indebtedness under Section 4.12; or

          (d)  (i) Investments made by any Restricted Subsidiary in the Guarantor or any Restricted Subsidiary in connection with the Guarantor's cash management program or (ii) Investments in Cash Equivalents; or

          (e)  Investments constituting "Equity Funding Arrangements" permitted hereunder; or

          (f)    Investments otherwise made by the Guarantor and its Restricted Subsidiaries in the ordinary course of business as conducted by the Guarantor or its Restricted Subsidiaries or by other Persons in the energy trading, energy services, power generation, electric transmission or gas transmission and storage businesses (including technologies related to such businesses); or

          (g)  Investments in connection with obligations in support of Trading Arrangements; or

          (h)  Investments in any Unrestricted Subsidiary with amounts which would otherwise be available for distribution in accordance with Section 4.14.

        4.11.    Liens.    The Guarantor will not create or assume or permit to exist any Lien, or permit any Restricted Subsidiary, Investment Vehicle or Asset Company to, create or assume or permit to exist any Lien, in respect of any of its property or assets of any kind (real or personal, tangible or intangible), except:

          (a)  Liens granted pursuant to Lease Obligations described in clause (i) of the definition of "Lease Obligations" and permitted by Section 4.12; or

          (b)  Liens on cash collateral securing Equity Funding Arrangements, Credit Support Arrangements, Investments or Indebtedness permitted hereunder; or

          (c)  Liens in favor of the administrative agent under the PG&E Gen Credit Agreement on funds in the "Cash Collateral Account" and on the "Cash Collateral Account" to secure the reimbursement obligations of PG&E Gen in respect of letters of credit as provided for in the PG&E Gen Credit Agreement; or

          (d)  Liens existing on the assets of any Person at the time such Person becomes a Subsidiary of the Guarantor; or

          (e)  Liens on the equity or ownership interests of any Asset Company or any Investment Vehicle which owns such Asset Company and Liens on any Equity Funding Arrangements securing the applicable Project Financing Facility; or

          (f)    Liens on any of the assets of any Asset Company or Investment Vehicle securing or in connection with the applicable Project Financing Facility; or

          (g)  Liens on any asset of the Guarantor or any Restricted Subsidiary incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset, provided that such Lien attaches contemporaneously with, or within 12 months of, the purchase, construction or improvement of such asset; or

          (h)  Liens with respect to the assets of and membership interests or other equity interests in ET Holdings and its Subsidiaries to secure the NEG/ET Letter of Credit Facilities; or

          (i)    Other Liens (not otherwise permitted under this Section 4.11) existing as of the date of this Guarantee and Agreement and identified on Schedule 4.11; or

          (j)    Permitted Encumbrances; or

          (k)  without limiting the ability to incur Liens under the other subsections of this Section 4.11, extensions or renewals of any Lien otherwise permitted to be incurred under this Section 4.11 securing Indebtedness in an amount not exceeding the principal amount of, and accrued interest on, the Indebtedness secured by such Lien as so extended or renewed at the time of such extension or renewal; provided that such Lien shall apply only to the same property theretofore subject to the same and fixed improvements constructed thereon.

        4.12.    Indebtedness.    The Guarantor will not incur, create, assume or permit to exist Indebtedness, or permit any Restricted Subsidiary, Investment Vehicle or Asset Company to, incur, create, assume or permit to exist Indebtedness, except:

          (a)  Indebtedness under (i) the USGenNE Credit Agreements, the GTN Credit Agreements, the ET Credit Agreements and NEG/ET Letter of Credit Facilities (the "Refinanceable Facilities") and (ii) the PG&E Gen Credit Agreements and the other credit facilities entered into by the Guarantor or any Restricted Subsidiary prior to the date of this Guarantee and Agreement and identified on Schedule 4.12(a); provided, that this subsection (a) shall not be deemed to permit an amendment to the facilities referred to in this subsection (a) which has the effect of increasing the available commitments thereunder or, in the case of the PG&E Gen Credit Agreements, extending the maturity of the loans thereunder; or

          (b)  Lease Obligations (1) under leases for any office buildings in which the Guarantor or any of its Subsidiaries has or will have offices; (2) under leases for any equipment not to exceed $10,000,000 in the aggregate outstanding at any time; or (3) described in clause (i) of the definition thereof of the Guarantor and its Restricted Subsidiaries if, immediately after the incurrence of any such Lease Obligation, the outstanding aggregate principal amount of all such Lease Obligations (other than those Lease Obligations incurred under subsections (c), (j), (l) and (q) below) would not exceed 2% of Consolidated Tangible Net Assets; or

          (c)  Indebtedness of (i) any Asset Company under any Project Financing Facility or (ii) any Investment Vehicle under any Project Financing Facility; provided, that if any Asset Company owned (directly or indirectly) by such Investment Vehicle has incurred any Indebtedness under a Project Financing Facility, then such Investment Vehicle may only incur Indebtedness under a Project Financing Facility if (I)(x) after giving effect to such Indebtedness, the Ratio of Cash Flow to Fixed Charges of the Guarantor would not be less than 2.0:1.0, calculated on a pro forma basis to include such Indebtedness and related cash flows, (y) the Guarantor's senior unsecured long-term debt is, at the time of such incurrence, rated at least BBB by S&P and Baa2 by Moody's (or if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or indicative rating of at least BBB by S&P and Baa2 by Moody's), and (z) the Guarantor obtains a reaffirmation of such ratings from S&P and Moody's (taking into account the Indebtedness to be incurred by such Investment Vehicle under this Section 4.12(c)) or (II) such Investment Vehicle owns only one Asset Company and such Indebtedness is incurred in connection with a Project Financing Facility and the proceeds thereof are promptly invested in such Asset Company; or

          (d)  Trading Arrangements and Credit Support Arrangements, to the extent such arrangements constitute Indebtedness; or

          (e)  Indebtedness with respect to any securitization, receivables financing or similar transaction entered into by ET Holdings, GTN, USGenNE or any of their respective Subsidiaries; or

          (f)    Indebtedness not otherwise permitted under this Section 4.12, existing on the date of this Guarantee and Agreement and set forth on Schedule 4.12(f); or

          (g)  Indebtedness under any Swap; or

          (h)  Permitted Subordinated Indebtedness; or

          (i)    Indebtedness between any of the Guarantor, any Restricted Subsidiary, Investment Vehicle, any Asset Company or any Indebtedness under any short-term overdraft lines of credit or similar arrangements entered into in the ordinary course of business, in each case associated with the Guarantor's cash management program; or

          (j)    Indebtedness attributable to any Permitted Sale-Leaseback Transactions; or

          (k)  Any Guaranty constituting Indebtedness of the Guarantor or any Restricted Subsidiary, Investment Vehicle or Asset Company under clause (ix) of the definition of "Indebtedness" to the extent that the obligations covered by such Guaranty are not reasonably quantifiable under GAAP; or

          (l)    other Indebtedness of the Guarantor or any Restricted Subsidiary (other than PG&E Gen) incurred after the date of this Guarantee and Agreement, provided that (i) after giving effect to any such Indebtedness, the Ratio of Cash Flow to Fixed Charges of the Guarantor would not be less than 2.0:1.0 (calculated on a pro forma basis as of the end of the most recent fiscal quarter with respect to which financial statements of the Guarantor are available and assuming for such purpose that such Indebtedness was incurred one year prior to the end of such fiscal quarter and taking into account any related cash flows) and (ii) if such Indebtedness would constitute Indebtedness of a Restricted Subsidiary, no Asset Company, Investment Vehicle or Restricted Subsidiary owned directly or indirectly by such Restricted Subsidiary has Indebtedness outstanding which would otherwise be permitted under Section 4.12(a), (b)(3), (c), (h), (j), (l), (o) or (p); provided, further, that clause (ii) of this Section 4.12(l) will not be applicable if the Guarantor obtains a reaffirmation of the rating of its senior unsecured long-term debt of at least BBB by S&P and Baa2 by Moody's (or if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or indicative rating of at least BBB by S&P and Baa2 by Moody's) after taking into account the Indebtedness to be incurred by such Restricted Subsidiary and related cash flows; or

          (m)  Indebtedness of the Guarantor or any Restricted Subsidiary in respect of letters of credit or surety, performance or bid bonds used in the ordinary course of business not in excess of $25,000,000 in the aggregate outstanding at any time; or

          (n)  Indebtedness constituting intercompany loans (1) between the Guarantor and its Restricted Subsidiaries or between such Restricted Subsidiaries or (2) made by the Guarantor, any Restricted Subsidiary, any Investment Vehicle or any Asset Company to any Investment Vehicle or any Asset Company or (3) made by any Investment Vehicle to the Guarantor, any Restricted Subsidiary, or any other Investment Vehicle; or

          (o)  Equity Funding Arrangements; or

          (p)  without limiting the ability to incur Indebtedness under the other subsections of this Section 4.12, any refinancing of any Indebtedness permitted under Section 4.12(f) and under the Refinanceable Facilities, provided that either (i) (x) the average life of any refinanced Indebtedness shall not be less than the average life of the Indebtedness so refinanced (plus fees and expenses, including any premium or defeasance costs, of such refinancing), taking into account the prepayment or repayment of a portion of any such Indebtedness, and (y) the principal amount of the refinanced Indebtedness shall not exceed the principal amount plus accrued interest thereon of the Indebtedness so refinanced, or (ii) the Guarantor shall demonstrate pro forma compliance with the financial ratio described in Section 4.12(l) above; or

          (q)  Indebtedness of any Subsidiary of the Guarantor existing at the time such Person becomes a Subsidiary of the Guarantor (except for any such Indebtedness of such Subsidiary incurred in contemplation of or to finance the acquisition of such Subsidiary); or

          (r)  Indebtedness of the Guarantor incurred in connection with a refinancing of any Indebtedness of PG&E Gen under the PG&E Gen Credit Agreements in an aggregate principal amount not to exceed $1,250,000,000.

        4.13.    Transactions with Affiliates.    The Guarantor will not enter into, or permit any Restricted Subsidiary, Investment Vehicle or Asset Company to enter into, any transaction with any Affiliate of the Guarantor (other than the Guarantor, any Subsidiary of the Guarantor, any Investment Vehicle and any Asset Company), except:

          (a)  transactions with such Affiliates upon fair and reasonable terms which are no less favorable to the Guarantor than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of the Guarantor;

          (b)  management, operating, sharing or other similar services arrangements between and among the Guarantor, its Subsidiaries and its other Affiliates either existing on the date hereof and described on Schedule 4.13 or entered into after the date hereof on commercially reasonable terms;

          (c)  tax sharing arrangements between the Guarantor and PG&E Corp. approximating the tax position that the Guarantor would be in if it were not part of PG&E Corp.'s consolidated group, as determined by the management of the Guarantor in its reasonable business judgment or such other arrangements as may be approved by the Lenders prior to the date hereof; or

          (d)  paying or declaring any Distribution to the extent permitted under Section 4.14.

        The provisions of this Section 4.13 shall not apply to (i) transactions between the Guarantor or any of its Subsidiaries, on the one hand, and any employee of the Guarantor or any of its Subsidiaries, on the other hand, that are approved by the Board of Directors of the Guarantor or any committee of the Board of Directors and (ii) the payment of reasonable and customary regular fees to directors of the Guarantor or any Subsidiary of the Guarantor.

        4.14.    Distributions.    The Guarantor will not declare or make any Distribution if (a) an NEG Trigger Event, Incipient NEG Trigger Event or NEG Downgrade Event has occurred and is continuing or shall occur after giving effect to such Distribution, (b) the Ratio of Cash Flow to Fixed Charges of the Guarantor determined as of the end of the immediately preceding fiscal quarter was not at least 2.0:1.0 or (c) the Guarantor fails to satisfy the requirements of the test set forth in Section 4.15(b), or the Guarantor fails to have a Consolidated Net Worth of at least $2.15 billion, in each case calculated on a pro forma basis as of the end of the most recent fiscal period with respect to which financial statements of the Guarantor are available (assuming such Distribution and all material events with respect to the Guarantor and its Subsidiaries which occurred after the end of such fiscal period had occurred on the last day of such fiscal period); provided that the Guarantor may declare and make

Distributions of assets of or equity ownership interests in any Unrestricted Subsidiary at any time without complying with the foregoing.

        4.15.    Financial Covenants:    (a) The Guarantor shall not, as of the end of each fiscal quarter, permit the Ratio of Cash Flow to Fixed Charges to be less than 1.5:1.0.

        (b)  The Guarantor shall not, as of the end of each fiscal quarter, permit the Ratio of Debt to Capitalization to be greater than 0.6:1.0.

        (c)  The Guarantor shall not, at the end of each fiscal quarter, permit (i) Consolidated Net Worth to be less than the Minimum Consolidated Net Worth and (ii) Non-Trading Consolidated Net Worth to be less than the Minimum Non-Trading Consolidated Net Worth.

        4.16.    Separateness from PG&E Corp.    The Guarantor shall (i) maintain adequate capital in light of the business in which it is engaged; (ii) maintain books and corporate records separate from PG&E Corp. and PG&E; (iii) not commingle assets with PG&E Corp. or PG&E; and (iv) conduct business in its own name and hold itself out as separate from PG&E Corp. and PG&E. The Guarantor shall promptly notify the Security Agent upon a Responsible Officer of the Guarantor obtaining Actual Knowledge that a creditor of PG&E Corp. or of PG&E has made a claim or filing in writing seeking the substantive consolidation of NEG LLC in any bankruptcy proceeding of PG&E Corp. or of PG&E.

        4.17.    PG&E Gen Credit Agreement Covenants.    Prior to the PG&E Gen Credit Agreement Refinancing Date, the Guarantor will not permit PG&E Gen to default in any material respect in the due observance or performance of its covenants under Sections 5.08, 5.11, 5.12, 5.13 and 5.14 of the $1.1 Billion PG&E Gen Credit Agreement.

        4.18.    Audited 2000 Financial Statements.    The audited financial statements for the fiscal year ended December 31, 2000 to be delivered by the Guarantor pursuant to Section 4.04(a) shall not reflect any material adverse change from the unaudited financial statements for the same period referred to in Section 3.04(b).

SECTION V NEG TRIGGER EVENTS

        5.01.    NEG Trigger Events.    The following shall constitute NEG Trigger Events:

          (a)  any Event of Default; or

          (b)  any representation or warranty made or deemed made by (1) the Guarantor in or in connection with the execution and delivery of this Guarantee and Agreement, or (2) NEG LLC in the Letter Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; or

          (c)  the Guarantor shall default in any material respect in the due observance or performance of any agreement contained in Section 4.01, Section 4.09, Section 4.14 or Section 4.15; or

          (d)  (1) the Guarantor shall default in any material respect in the due observance or performance of any covenant, condition or agreement contained in this Guarantee and Agreement (other than those specified in 5.01(c) above), or (2) NEG LLC shall default in any material respect in the due observance or performance of any covenant, condition or agreement contained in the Letter Agreement, and in each case, such default shall continue unremedied for a period of 30 days after notice thereof from the Security Agent; or

          (e)  the Guarantor or any Restricted Subsidiary shall default in respect of any Indebtedness or default in its obligations to make payments when due under any Equity Funding Arrangements which at the time have an aggregate principal amount outstanding or, in the case of Equity Funding Arrangements, due and unpaid, in excess of $50,000,000, and as a result thereof such

  Indebtedness shall have been accelerated or otherwise be or become due or subject to prepayment in full prior to its stated maturity; or

          (f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Guarantor or any Restricted Subsidiary or of a substantial part of the property or assets of the Guarantor or any Restricted Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Restricted Subsidiary or (other than in connection with any proceeding relating solely to one or more Unrestricted Subsidiaries, Investment Vehicles or Project Companies of the Guarantor) for a substantial part of the property or assets of the Guarantor or any Restricted Subsidiary or (iii) the winding up or liquidation of the Guarantor or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (g)  the Guarantor or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Section 5.01(f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Guarantor or any Restricted Subsidiary (other than in connection with any proceeding relating solely to one or more Unrestricted Subsidiaries, Investment Vehicles or Project Companies of the Guarantor) for a substantial part of the property or assets of the Guarantor or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate action for the purpose of effecting any of the foregoing, become unable, admit in writing its inability, or fail generally, to pay its debts as they become due; or

          (h)  one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Guarantor or any Restricted Subsidiary and such judgment or order shall remain undischarged, unbonded or unstayed for a period of 60 days; or

          (i)    an ERISA Event shall have occurred that, either alone or in combination with other ERISA Events that shall have occurred, is reasonably likely to result in a Material Adverse Effect.

SECTION VI MISCELLANEOUS

        6.01.    Amendments.    No provision of this Guarantee and Agreement may be amended or waived except in accordance with the Collateral Agency and Intercreditor Agreement.

        6.02.    Successors and Assigns.    This Guarantee shall bind and benefit the successors and permitted assigns of Guarantor and Security Agent and inure to the benefit of the Creditors and their successors and permitted assigns. This Guarantee shall not be deemed to benefit any Person except Security Agent and the Creditors and their successors and permitted assigns.

        6.03.    GOVERNING LAW.    THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE GUARANTOR IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION RELATING TO THIS GUARANTEE, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF OR THEREOF, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK.

        6.04.    No Waiver, Cumulative Remedies.    (a) No failure to exercise, nor any delay in exercising, on the part of the Security Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Security Agent or any Creditor of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Security Agent or such Creditor would otherwise have on any future occasion.

        (b)  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        6.05.    Authority and Rights of Security Agent.    The Guarantor acknowledges that the rights and responsibilities of the Security Agent under this Guarantee and Agreement with respect to any action taken by the Security Agent or the exercise or non-exercise by the Security Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee and Agreement shall, as between the Security Agent and the Creditors, be governed by the Operative Documents and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Security Agent and the Guarantor, the Security Agent shall be conclusively presumed to be acting with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority. The Security Agent shall be afforded the rights, privileges and immunities set forth in Section 3 of the Collateral Agency and Intercreditor Agreement as if fully set forth herein.

        IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PG&E NATIONAL ENERGY GROUP, INC.
By:
Name: Title:
Agreed and Accepted:
CITIBANK, N.A., NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY IN ITS CAPACITY AS SECURITY AGENT, FOR THE BENEFIT OF THE CREDITORS
By:
Name: Title:
Schedules omitted

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  Exhibit 10.21